Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 12, 2016, relating to the consolidated financial statements and financial statement schedule of World Wrestling Entertainment, Inc. and subsidiaries (the "Company"), which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of a new accounting standard, and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche, LLP
Stamford, Connecticut
April 22, 2016